Investor Contact:	Media Contact:
Paul Trussell	Virginia Rustique-Petteni
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2025 FOURTH QUARTER
AND FULL YEAR RESULTS

BEAVERTON, Ore., June 26, 2025 — NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2025 fourth quarter and full year ended May 31, 2025.

•Full year revenues were $46.3 billion, down 10 percent on a reported basis compared to the prior year and down 9 percent on a currency-neutral basis*
•Fourth quarter revenues were $11.1 billion, down 12 percent on a reported basis and down 11 percent on a currency-neutral basis
•NIKE Direct revenues for the fourth quarter were $4.4 billion, down 14 percent on a reported and currency-neutral basis
•Wholesale revenues for the fourth quarter were $6.4 billion, down 9 percent on a reported and currency-neutral basis
•Gross margin for the fourth quarter decreased 440 basis points to 40.3 percent
•Diluted earnings per share was $0.14 for the fourth quarter

"While our financial results are in-line with our expectations, they are not where we want them to be. Moving forward, we expect our business to improve as a result of the progress we're making through our Win Now actions," said Elliott Hill, President & CEO, NIKE, Inc. "As we enter a new fiscal year, we are turning the page and the next step is aligning our teams to lead with sport through what we are calling the sport offense. This will accelerate our Win Now actions to reposition our business for future growth."

The sport offense realignment will focus on driving distinction within key sports, building a complete product portfolio, creating stories to inspire and connect with consumers, and elevating and growing the entire marketplace.

"The fourth quarter reflected the largest financial impact from our Win Now actions, and we expect the headwinds to moderate from here," said Matthew Friend, Executive Vice President & Chief Financial Officer, NIKE, Inc. "I am confident in our ability to navigate through this current dynamic and uncertain environment by focusing on what we can control and executing our Win Now actions."

Fourth Quarter Income Statement Review

•Revenues for NIKE, Inc. were $11.1 billion, down 12 percent on a reported basis and down 11 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $10.8 billion, down 11 percent on a reported and currency-neutral basis, driven by declines across all geographies.
◦NIKE Direct revenues were $4.4 billion, down 14 percent on a reported and currency-neutral basis, due to a 26 percent decrease in NIKE Brand Digital, partially offset by a 2 percent increase in NIKE-owned stores.
◦Wholesale revenues for the fourth quarter were $6.4 billion, down 9 percent on a reported and currency-neutral basis.
◦Revenues for Converse were $357 million, down 26 percent on a reported and currency-neutral basis, due to declines across all territories.
•Gross margin decreased 440 basis points to 40.3 percent, primarily due to higher discounts and changes in channel mix.
•Selling and administrative expense increased 1 percent to $4.1 billion.
◦Demand creation expense was $1.3 billion, up 15 percent, primarily due to higher sports marketing expense and higher brand marketing expense.
◦Operating overhead expense decreased 3 percent to $2.9 billion, primarily due to restructuring charges in the prior year, lower wage-related expenses and lower other administrative costs.
•The effective tax rate was 33.6 percent, compared to 13.1 percent for the same period last year, primarily due to decreased benefits from stock-based compensation and one-time items that have an outsized impact on the tax rate because of lower pre-tax income in the quarter.
•Net income was $0.2 billion, down 86 percent, and Diluted earnings per share was $0.14, a decrease of 86 percent.

Fiscal 2025 Income Statement Review

•Revenues for NIKE, Inc. were $46.3 billion, down 10 percent on a reported basis and down 9 percent on a currency-neutral basis.
◦Revenues for the NIKE Brand were $44.7 billion, down 9 percent on a reported and currency-neutral basis, driven by declines across all geographies.
◦NIKE Direct revenues were $18.8 billion, down 13 percent on a reported basis and down 12 percent on a currency-neutral basis, due to a 20 percent decrease in NIKE Brand Digital, while NIKE-owned stores were flat.
◦Wholesale revenues were $25.9 billion, down 7 percent on a reported basis and down 6 percent on a currency-neutral basis.
◦Revenues for Converse were $1.7 billion, down 19 percent on a reported basis and down 18 percent on a currency-neutral basis, due to declines across all territories.
•Gross margin decreased 190 basis points to 42.7 percent, primarily due to higher discounts, changes in channel mix and higher inventory obsolescence reserves, partially offset by lower product costs.
•Selling and administrative expense decreased 3 percent to $16.1 billion.
◦Demand creation expense was $4.7 billion, up 9 percent, primarily due to higher brand marketing expense and higher sports marketing expense.
◦Operating overhead expense decreased 7 percent to $11.4 billion, primarily due to restructuring charges in the prior year, lower wage-related expenses and lower other administrative costs.
•The effective tax rate was 17.1 percent, compared to 14.9 percent for the same period last year, primarily due to changes in earnings mix, decreased benefits from stock-based compensation and non-recurring one-time benefits in the prior year, partially offset by a one-time, non-cash deferred tax benefit provided by US tax regulations related to foreign currency gains and losses.
•Net income was $3.2 billion, down 44 percent, and Diluted earnings per share was $2.16, a decrease of 42 percent.

May 31, 2025 Balance Sheet Review

•Inventories for NIKE, Inc. were $7.5 billion, flat compared to the prior year.
•Cash and equivalents and short-term investments were $9.2 billion, down approximately $2.4 billion from last year, as cash generated from operations was more than offset by share repurchases, cash dividends, bond repayment and capital expenditures.

Shareholder Returns

NIKE continues to have a strong track record of consistently increasing returns to shareholders, including 23 consecutive years of increasing dividend payouts.

In the fourth quarter, the Company returned approximately $0.8 billion to shareholders, including:
•Dividends of $591 million, up 6 percent from prior year.
•Share repurchases of $202 million, reflecting 3.2 million shares retired as part of the four-year, $18 billion program approved by the Board of Directors in June 2022.

In fiscal 2025, the Company returned approximately $5.3 billion to shareholders, including:
•Dividends of $2.3 billion, up 6 percent from prior year.
•Share repurchases of $3.0 billion, reflecting 37.6 million shares retired as part of the four-year, $18 billion program approved by the Board of Directors in June 2022.

As of May 31, 2025, a total of 122.6 million shares have been repurchased under the current program for a total of approximately $12.0 billion.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on June 26, 2025, to review fiscal fourth quarter and full year results. The conference call will be broadcast live via the Internet and can be accessed at http://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, July 17, 2025.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.'s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

Forward-Looking Statements

This press release contains forward-looking statements regarding our expectations of our future results and our strategy, which involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

*	Non-GAAP financial measures. See additional information in the accompanying Divisional Revenues, Supplemental NIKE Brand Revenue and Diluted earnings per share tables.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(In millions, except per share data)	5/31/2025	5/31/2024	Change	5/31/2025	5/31/2024	Change
Revenues	$11,097	$12,606	-12%	$46,309	$51,362	-10%
Cost of sales	6,628	6,972	-5%	26,519	28,475	-7%
Gross profit	4,469	5,634	-21%	19,790	22,887	-14%
Gross margin	40.3%	44.7%		42.7%	44.6%

Demand creation expense	1,253	1,091	15%	4,689	4,285	9%
Operating overhead expense	2,895	2,997	-3%	11,399	12,291	-7%
Total selling and administrative expense	4,148	4,088	1%	16,088	16,576	-3%
% of revenues	37.4%	32.4%		34.7%	32.3%

Interest expense (income), net	(22)	(53)	—	(107)	(161)	—
Other (income) expense, net	25	(127)	—	(76)	(228)	—
Income before income taxes	318	1,726	-82%	3,885	6,700	-42%
Income tax expense	107	226	-53%	666	1,000	-33%
Effective tax rate	33.6%	13.1%		17.1%	14.9%

NET INCOME	$211	$1,500	-86%	$3,219	$5,700	-44%

Earnings per common share:
Basic	$0.14	$0.99	-86%	$2.17	$3.76	-42%
Diluted	$0.14	$0.99	-86%	$2.16	$3.73	-42%

Weighted average common shares outstanding:
Basic	1,476.7	1,508.0		1,484.9	1,517.6
Diluted	1,477.7	1,516.7		1,487.6	1,529.7

Dividends declared per common share	$0.400	$0.370		$1.570	$1.450

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	May 31,	May 31,	% Change
(Dollars in millions)	2025	2024
ASSETS
Current assets:
Cash and equivalents	$7,464	$9,860	-24%
Short-term investments	1,687	1,722	-2%
Accounts receivable, net	4,717	4,427	7%
Inventories	7,489	7,519	0%
Prepaid expenses and other current assets	2,005	1,854	8%
Total current assets	23,362	25,382	-8%
Property, plant and equipment, net	4,828	5,000	-3%
Operating lease right-of-use assets, net	2,712	2,718	0%
Identifiable intangible assets, net	259	259	0%
Goodwill	240	240	0%
Deferred income taxes and other assets	5,178	4,511	15%
TOTAL ASSETS	$36,579	$38,110	-4%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$—	$1,000	-100%
Notes payable	5	6	-17%
Accounts payable	3,479	2,851	22%
Current portion of operating lease liabilities	502	477	5%
Accrued liabilities	5,911	5,725	3%
Income taxes payable	669	534	25%
Total current liabilities	10,566	10,593	0%
Long-term debt	7,961	7,903	1%
Operating lease liabilities	2,550	2,566	-1%
Deferred income taxes and other liabilities	2,289	2,618	-13%
Redeemable preferred stock	—	—	—
Shareholders’ equity	13,213	14,430	-8%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$36,579	$38,110	-4%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2025	5/31/2024	Change		5/31/2025	5/31/2024	Change
North America
Footwear	$3,104	$3,587	-13%	-13%	$12,684	$14,537	-13%	-13%
Apparel	1,303	1,398	-7%	-7%	5,837	5,953	-2%	-2%
Equipment	296	293	1%	2%	1,051	906	16%	16%
Total	4,703	5,278	-11%	-11%	19,572	21,396	-9%	-8%
Europe, Middle East & Africa
Footwear	1,893	2,067	-8%	-9%	7,569	8,473	-11%	-10%
Apparel	929	1,049	-11%	-12%	3,971	4,380	-9%	-9%
Equipment	178	176	1%	0%	717	754	-5%	-5%
Total	3,000	3,292	-9%	-10%	12,257	13,607	-10%	-10%
Greater China
Footwear	1,074	1,357	-21%	-20%	4,805	5,552	-13%	-13%
Apparel	372	460	-19%	-19%	1,616	1,828	-12%	-12%
Equipment	30	46	-35%	-33%	165	165	0%	1%
Total	1,476	1,863	-21%	-20%	6,586	7,545	-13%	-12%
Asia Pacific & Latin America
Footwear	1,114	1,226	-9%	-5%	4,452	4,865	-8%	-4%
Apparel	398	416	-4%	-1%	1,541	1,614	-5%	-1%
Equipment	63	63	0%	3%	258	250	3%	7%
Total	1,575	1,705	-8%	-3%	6,251	6,729	-7%	-3%
Global Brand Divisions[2]	9	11	-18%	0%	48	45	7%	10%
TOTAL NIKE BRAND	10,763	12,149	-11%	-11%	44,714	49,322	-9%	-9%
Converse	357	480	-26%	-26%	1,692	2,082	-19%	-18%
Corporate[3]	(23)	(23)	—	—	(97)	(42)	—	—
TOTAL NIKE, INC. REVENUES	$11,097	$12,606	-12%	-11%	$46,309	$51,362	-10%	-9%

TOTAL NIKE BRAND
Footwear	$7,185	$8,237	-13%	-12%	$29,510	$33,427	-12%	-11%
Apparel	3,002	3,323	-10%	-9%	12,965	13,775	-6%	-5%
Equipment	567	578	-2%	-1%	2,191	2,075	6%	6%
Global Brand Divisions[2]	9	11	-18%	0%	48	45	7%	10%
TOTAL NIKE BRAND REVENUES	$10,763	$12,149	-11%	-11%	$44,714	$49,322	-9%	-9%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company's central foreign exchange risk management program.

NIKE, Inc.
SUPPLEMENTAL NIKE BRAND REVENUE DETAILS
(Unaudited)
				% Change Excluding Currency Changes[1]

	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2025	5/31/2024	Change
NIKE Brand Revenues by:
Sales to Wholesale Customers	$25,883	$27,758	-7%	-6%
Sales through NIKE Direct	18,783	21,519	-13%	-12%
Global Brand Divisions[2]	48	45	7%	10%
TOTAL NIKE BRAND REVENUES	$44,714	$49,322	-9%	-9%

NIKE Brand Revenues by:[3]
Men’s	$23,216	$24,785	-6%	-6%
Women’s	9,719	10,366	-6%	-5%
Kids’	5,695	6,019	-5%	-5%
Jordan Brand	7,270	8,701	-16%	-16%
Others[4]	(1,234)	(594)	-108%	-106%
Global Brand Divisions[2]	48	45	7%	10%
TOTAL NIKE BRAND REVENUES	$44,714	$49,322	-9%	-9%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Beginning in fiscal 2025, with the continued rollout of a new Enterprise Resource Planning Platform, we have removed the non-GAAP financial measure of wholesale equivalent revenues. There is no change to our reported revenues or gross margin. Prior year amounts have been recast to conform to fiscal 2025 presentation.

[4] Others include products not allocated to Men's, Women's, Kids' and Jordan Brand, as well as certain adjustments that are not allocated to products designated by consumer.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES[1]
(Unaudited)

	THREE MONTHS ENDED		%	TWELVE MONTHS ENDED		%
(Dollars in millions)	5/31/2025	5/31/2024	Change	5/31/2025	5/31/2024	Change
North America	$1,045	$1,462	-29%	$4,735	$5,822	-19%
Europe, Middle East & Africa	472	797	-41%	2,575	3,388	-24%
Greater China	304	548	-45%	1,602	2,309	-31%
Asia Pacific & Latin America	319	479	-33%	1,527	1,885	-19%
Global Brand Divisions[2]	(1,246)	(1,148)	-9%	(4,699)	(4,720)	0%
TOTAL NIKE BRAND[1]	894	2,138	-58%	5,740	8,684	-34%
Converse	27	94	-71%	240	474	-49%
Corporate[3]	(625)	(559)	-12%	(2,202)	(2,619)	16%
TOTAL NIKE, INC. EARNINGS BEFORE INTEREST AND TAXES[1]	296	1,673	-82%	3,778	6,539	-42%
EBIT margin[1]	2.7%	13.3%		8.2%	12.7%
Interest expense (income), net	(22)	(53)	—	(107)	(161)	—
TOTAL NIKE, INC. INCOME BEFORE INCOME TAXES	$318	$1,726	-82%	$3,885	$6,700	-42%
[1] Management evaluates the performance of the Company's segments and allocates resources based on earnings before interest and taxes (commonly referred to as "EBIT"), which represents Net income before Interest expense (income), net and Income tax expense. Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. Management uses these non-GAAP financial measures when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. EBIT margin is calculated as total NIKE, Inc. EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions primarily represents costs, including product creation and design expenses, that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company's corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses. For the twelve months ended May 31, 2024, Corporate includes the restructuring charges, recognized as a result of the Company taking steps to streamline the organization. These charges primarily reflect employee severance costs. An immaterial amount of restructuring charges was recognized for the three months ended May 31, 2024.

NIKE, Inc.
DILUTED EARNINGS PER SHARE
(Unaudited)

	THREE MONTHS ENDED	TWELVE MONTHS ENDED
	5/31/2024	5/31/2024
DILUTED EARNINGS PER SHARE (GAAP):	$0.99	$3.73
Add: Restructuring charges	0.03	0.29
Tax effect of the restructuring charges[1]	(0.01)	(0.07)
DILUTED EARNINGS PER SHARE EXCLUDING RESTRUCTURING CHARGES (NON-GAAP):[2]	$1.01	$3.95
[1] Tax effect was determined by applying the tax rate applicable to the specific item.
[2] Diluted earnings per share excluding the restructuring charges is a non-GAAP financial measure. The most comparable GAAP measure is Diluted earnings per share. The Company uses Diluted earnings per share excluding the restructuring charges to facilitate the evaluation of the Company’s performance. The Company believes that providing Diluted earnings per share excluding the impacts of the restructuring charges is useful to investors for comparability between periods and allows investors to evaluate the impacts of the restructuring charges separately. For the three and twelve months ended May 31, 2025, there were no material restructuring charges impacting comparability.